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                                                                   EXHIBIT 10.28

[LAURUS FAMILY OF FUNDS LOGO]

July 31, 2003

Via Telecopier (206) 613-0500

Victor Alhadeff, CEO
BRIAZZ, INC.
3901 7th Ave South, Suite 200
Seattle, WA 98108

Re: DB Financing

Dear Victor:

         This will confirm the understanding of BRIAZZ, INC. ("Briazz") and Laurus Master Fund, Ltd. ("Laurus") with respect to certain amendments, waivers and consents provided by Laurus herein pursuant to the Securities Purchase Agreement dated June 18, 2002 (the "Agreement") and the Note, Security Agreement and Warrant made pursuant to the Agreement, each as amended through the date hereof, the additional Warrant issued by Briazz to Laurus dated December 2, 2002, and the Agreement Between Creditors entered into between Briazz, Laurus, Flying Food Group, L.L.C. and any of its affiliates, including but not limited to Briazz Venture, L.L.C., and Spinnaker Investment Partners, L.P. dated April 10, 2003 (collectively, the "Loan Documents"). Capitalized terms used but not defined herein have the meanings given them in the Agreement.

         It is our understanding that Briazz executed and delivered a securities purchase agreement with DB Advisors, LLC and other investors on May 28, 2003 providing for an investment in Briazz by DB Advisors, LLC and other investors (the "DB Financing"). In consideration for the amendments described below, Laurus consents to the DB Financing and the transactions contemplated therein.

         The Loan Documents are amended as follows:

                  1.       The Note is amended as set forth in Exhibit A.

                  2. Upon closing of the DB Financing, the Agreement Between Creditors is superceded and replaced in its entirety with the Intercreditor Agreement as set forth in Exhibit B hereto.

                  3. Provided that the DB Financing closes by August 1, 2003, Laurus agrees to execute and become a party to any registration rights agreement entered into between Briazz and the investors in the DB Financing, if permitted to do so under the terms of such agreement. Upon Laurus becoming a party to any such agreement, Section 9 of the Agreement (excluding
                           Section 9.4 thereto) will terminate without any requirement for further action by Laurus or Briazz.

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                  4.       The prepayment penalty provisions of Section 8.5 of
                           the Agreement will not apply to any payment made in accordance with the Note as amended by Exhibit A; provided, however, that such prepayment penalty provisions will apply to the initial payment of $300,000 pursuant to Section 2.1(a) of the Note as amended by Exhibit A. The penalty will be paid out in twelve equal installments as a portion of the Monthly Payment (as defined in the Note).

         In addition, Laurus hereby waives the application of Section 10 of the Agreement with respect to the securities to be issued in the DB Financing, including the securities to be issued to Briazz management as part of the DB Financing. Laurus consents to the Briazz amended and restated bylaws as filed with the Briazz Form 10-K for the year ended December 29, 2002.

                                             Very truly yours,

                                             Laurus Master Fund, Ltd.

                                             By: /s/ Eugene Grin
                                                -------------------------
                                             Name: Eugene Grin

Accepted:

BRIAZZ, INC.

By: /s/ Victor D. Alhadeff
   ---------------------------------
Name: Victor D. Alhadeff